UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 8, 2013

OUTDOOR CHANNEL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-17287	33-0074499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

43455 Business Park Drive

Temecula, California 92590

(Address of principal executive offices, including zip code)

(951) 699-6991

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Second Amendment to Merger Agreement

On May 8, 2013, Outdoor Channel Holdings, Inc. (“Outdoor Channel”) entered into Amendment No. 2 to the Agreement and Plan of Merger by and among Outdoor Channel, Kroenke Sports & Entertainment, LLC (“KSE”) and KSE Merger Sub, Inc.(the “Second Amendment”). The Second Amendment modifies the previously announced Agreement and Plan of Merger, dated as of March 13, 2013, which was previously amended on May 2, 2013 (as amended, the “Merger Agreement”).

Outdoor Channel’s board of directors unanimously approved the Second Amendment and recommended that the Outdoor Channel stockholders vote to adopt the Merger Agreement at the special meeting of Outdoor Channel stockholders.

The Second Amendment increases the consideration to be paid to Outdoor Channel’s stockholders for their shares of Outdoor Channel common stock if the merger is completed to $10.25 per share in cash from $9.35 per share in cash. Additionally, under the terms of the Second Amendment, the termination fee that Outdoor Channel will be required to pay KSE upon termination of the amended merger agreement under specified circumstances, including termination by KSE in the event that the Outdoor Channel board of directors changes its recommendation and no longer recommends that the Outdoor Channel stockholders vote in favor of the adoption of the amended merger agreement, has been increased to $7.5 million from $1 million. Further, under the Second Amendment, the Outdoor Channel board cannot terminate the Merger Agreement for a Superior Proposal (as defined in the Merger Agreement), but instead Outdoor Channel must, unless KSE agrees otherwise, submit a proposal for the adoption of the Merger Agreement at a special meeting of the Outdoor Channel stockholders, even in the event of a change of board recommendation.

The foregoing description of the Second Amendment is qualified in its entirety by the full text of the Second Amendment attached hereto as Exhibit 2.1, which is incorporated herein by reference.

Amendment to Support Agreement

Concurrently with the execution of the Second Amendment, Thomas H. Massie, Perry T. Massie and certain of their affiliated entities (the “Massie Parties”), the members of the Outdoor Channel Board of Directors and the executive officers of Outdoor Channel, collectively representing approximately 41% of the outstanding Outdoor Channel common stock (collectively, the “Supporting Parties”), entered into an amendment to the support agreement (the “Support Agreement Amendment) previously entered into by such parties with KSE on March 13, 2013 (as amended, the “Support Agreement”). Under the terms of the Support Agreement, the Supporting Parties agreed, among other things, to vote their shares of Outdoor Channel common stock: (i) in favor of the adoption of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement; (ii) in favor of any proposal to adjourn or postpone any meeting of the Outdoor Channel stockholders if there are not sufficient votes for approval of the matters described in the preceding clause (i); and (iii) except with the written consent of KSE, against (x) any Alternative Proposal (as defined in the Merger Agreement) with respect to Outdoor Channel that would impede the merger or (y) any other action or proposal involving Outdoor Channel (or any subsidiary of Outdoor Channel) that would reasonably be expected to prevent or materially impede, interfere with or delay the merger. The Support Agreement Amendment amended the Support Agreement to provide that the Supporting Parties will have no right to terminate the Support Agreement and will continue to be bound by their obligations thereunder, including their voting obligations described in the immediately foregoing sentence, in the event that the Outdoor Channel board of directors changes its recommendation.

The foregoing description of the Support Agreement Amendment is qualified in its entirety by the full text of the Support Agreement Amendment attached hereto as Exhibit 99.1, which is incorporated herein by reference.

Item 8.01 Other Events

On May 8, 2013, Outdoor Channel issued a press release announcing entry into the Second Amendment and the Outdoor Channel board of directors’ recommendation that Outdoor Channel stockholders vote to approve the adoption of the Merger Agreement at the special meeting of Outdoor Channel stockholders.

Outdoor Channel also confirmed that its special meeting of stockholders has been adjourned and that Outdoor Channel anticipates that the special meeting will be held next week. The location of the reconvened special meeting will remain Outdoor Channel’s facilities located at 43455 Business Park Drive in Temecula, California.

A copy of the press release is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

2.1	Amendment No.2, dated as of May 8, 2013, to the Agreement and Plan of Merger dated March 13, 2013, as amended, by and among Kroenke Sports & Entertainment, LLC, KSE Merger Sub, Inc. and Outdoor Channel Holdings, Inc.

99.1	Amendment No. 1 to Support Agreement dated as of March 13, 2013, by and among KSE, the Massie Parties and each of the directors and executive officers of Outdoor Channel

99.2	Press Release, issued by Outdoor Channel, Holdings, Inc., dated May 8, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OUTDOOR CHANNEL HOLDINGS, INC.

Date: May 8, 2013	/s/ Catherine C. Lee
Catherine C. Lee
Exec. VP, General Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Amendment No.2, dated as of May 8, 2013, to the Agreement and Plan of Merger dated March 13, 2013, as amended, by and among Kroenke Sports & Entertainment, LLC, KSE Merger Sub, Inc. and Outdoor Channel Holdings, Inc.

99.1	Amendment No. 1to Support Agreement dated as of March 13, 2013, by and among KSE, the Massie Parties and each of the directors and executive officers of Outdoor Channel

99.2	Press Release, issued by Outdoor Channel, Holdings, Inc., dated May 8, 2013